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                                                                   Exhibit 10.16

                    ALTERNATIVE DISPUTE RESOLUTION AGREEMENT
                    ----------------------------------------


         ALTERNATIVE DISPUTE RESOLUTION AGREEMENT (the "Agreement") dated as of ________________ by and between GENCORP INC., an Ohio corporation ("GenCorp") and OMNOVA Solutions Inc., an Ohio corporation ("OMNOVA").

         This Agreement is made pursuant to the Distribution Agreement dated as of ______________ between GenCorp and OMNOVA ("Distribution Agreement"). Each term used herein which is defined in the Distribution Agreement shall have the same meaning when used herein as it is given in the Distribution Agreement.

         WHEREAS, GenCorp and OMNOVA have determined that it is necessary and desirable to agree on the procedures described in this Agreement as the sole and exclusive method or remedy for them to resolve every dispute, controversy or claim (hereinafter "Dispute," whether sounding in contract, tort or otherwise) which: (i) has arisen prior to the distribution of the shares of OMNOVA to the shareholders of GenCorp (the "Distribution"); or, (ii) may from time to time arise under or out of, or is in any way related to, the Transaction Documents (as herein defined); and,

         WHEREAS, this Agreement shall apply whether such Dispute is based on a breach of one party or its obligations under the Transaction Documents or disagreement between the parties as to the meaning or application of the Transaction Documents or in any manner related

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to or arising under or out of the Distribution or the transactions contemplated by the Transaction Documents (including all actions taken in furtherance of said Distribution).

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

         As used in this Agreement, the following terms shall have the following meaning (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         AMOUNT IN CONTROVERSY: the monetary value of any Dispute plus the monetary value of any future related Dispute or series of related Disputes.

         CPR:  the Center for Public Resources, Inc., New York, NY.

         DEMAND: a written demand for arbitration under Article IV of this Agreement which shall contain a statement setting forth the nature of the Dispute and the Amount in Controversy.

         DISPUTE:  is defined in the recitals to this Agreement.

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         ESCALATION NOTICE: a written notice demanding a meeting of the respective Chief Executive Officers of the parties for the purpose of resolving a Dispute.

         REQUEST: a written request for mediation under Article III of this Agreement which shall set forth the nature of the Dispute and the Amount in Controversy.

         TRANSACTION DOCUMENTS: the Distribution Agreement together with the Ancillary Agreements and other documents referenced in the Distribution Agreement.

                                   ARTICLE II
                             RESOLUTION OF DISPUTES

         Section 2.01. INTENT. It is the intent of the parties to use their respective reasonable efforts to resolve expeditiously and on a mutually acceptable negotiated basis any Dispute between them that may arise from time to time.

         Section 2.02. WAIVER OF RIGHTS. The procedures in this Agreement shall be the sole and exclusive remedy in connection with any Dispute. Each party to this Agreement hereby irrevocably waives any rights it may have to trial by jury or to commence any action in any court of law or equity or before any other governmental authority with respect to any Dispute, except as expressly otherwise provided in Sections 4.05(b) and 4.06 of Article IV of this Agreement.

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         Section 2.03. PROCEDURE. All Disputes between the parties should be resolved promptly through consultation and good faith negotiation at the working levels of GenCorp and OMNOVA. All Disputes which cannot be resolved by the parties at the working level shall first be subjected to escalation as provided in Section 2.04 of this Article. If escalation does not resolve the Dispute, the Dispute shall next be submitted to mediation pursuant to Article III of this Agreement. If a Dispute cannot be resolved through mediation, then such Dispute shall be submitted to binding Arbitration pursuant to Article IV of this Agreement.

         Section 2.04. ESCALATION. If the parties are unable to resolve a Dispute at working levels within GenCorp and OMNOVA, either party may deliver an Escalation Notice to the other party demanding an in-person meeting for the purpose of resolving the Dispute between the CEO's of both parties in Denver, Colorado, within thirty days of receipt of the Escalation Notice. The Escalation Notice shall be delivered in accordance with Section 5.04 of Article V of this Agreement. The CEO's of the parties shall have fifteen days following their meeting to resolve the Dispute. If the Dispute is not resolved within the foregoing period, and in any event after forty-five days following receipt of an Escalation Notice, either party may initiate mediation of the Dispute in accordance with Article III of this Agreement.

                                   ARTICLE III
                                    MEDIATION

         Section 3.01. REQUEST FOR MEDIATION. Following completion of the escalation procedure described in Section 2.04 of Article II of this Agreement, either party may initiate mediation by

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delivering a Request to the other party in accordance with Section 5.04 of
Article V of this Agreement.

         Section 3.02. APPOINTMENT OF MEDIATOR. Unless the parties otherwise agree in writing, a single mediator will be appointed by the two parties from among the former directors of GenCorp who left the GenCorp Board of Directors prior to the Distribution. In the event the parties are unable to agree upon a mediator, the parties shall apply to CPR to appoint a single mediator from the CPR Panel of Neutrals, which appointment shall be made by CPR within 15 days after such application.

         Section 3.03. DATE, TIME AND PLACE. Unless the parties otherwise agree in writing, all mediation proceedings shall take place in Denver, Colorado. The date, time and place of each mediation session shall be determined by agreement of the parties or, if the parties cannot agree within a reasonable period of time, by the mediator; provided that the first mediation session shall be held within fifteen (15) days of the date on which the mediator is appointed.

         Section 3.04. ROLE OF THE MEDIATOR. The mediator shall aid the parties in their discussions and negotiations by informally advising the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties; provided, however, any opinion expressed by the mediator shall be admissible in any arbitration proceedings.

         Section 3.05. COSTS OF MEDIATION. Costs of the mediation shall be borne equally by the parties, except that each party shall be responsible for its own expenses.

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         Section 3.06. TERMINATION. The mediation proceedings shall be terminated upon the happening of any of the following: (i) execution of a settlement agreement by the parties; (ii) receipt of a written declaration of the mediator that further efforts at mediation are no longer worthwhile; or,
(iii) receipt of a written declaration of one or both parties that the mediation proceedings are terminated, which is delivered (in accordance with Section 5.04 of Article V of this Agreement) not earlier than completion of the first mediation session.

                                   ARTICLE IV

                                   ARBITRATION

         Section 4.01. DEMAND FOR ARBITRATION. (a) At any time after the termination of mediation as described in Section 3.06 of Article III of this Agreement, any party may, unless the Applicable Deadline has occurred, make a Demand that the Dispute be resolved by binding arbitration, which Demand shall be delivered in the manner set forth in Section 5.04 of Article V of this Agreement. In the event that any party shall deliver a Demand, the other party may itself deliver a Demand to such first party with respect to any related Dispute (with respect to which the Applicable Deadline has not passed) without the requirement of delivering an Escalation Notice or a Request. In the event that any party delivers a Demand with respect to any Dispute that is the subject of any then pending arbitration proceeding or of a previously delivered Demand, all such Disputes shall be resolved in the arbitration proceeding for which a Demand was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.

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                  (b) Except as may be expressly provided in any Transaction
Document, any Demand must be given prior to one year and 45 days after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (hereinafter, the "Applicable Deadline"). The parties may specifically agree in writing to extend or waive the Applicable Deadline with respect to any Dispute; however, no discussions, negotiations or mediations between the parties pursuant to this Agreement, or otherwise, will toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees that if a Demand is not given prior to the expiration of the Applicable Deadline, as between or among the parties, such Dispute will be barred. Subject to Sections 4.05(c) and 4.06 of Article IV of this Agreement, upon delivery of Demand prior to the Applicable Deadline, the Dispute shall be decided by a sole arbitrator in accordance with the rules set forth in this Article IV.

         Section 4.02. ARBITRATORS. (a) Within 15 days after a valid Demand is received, the parties shall attempt to select a sole arbitrator satisfactory to both parties.

                  (b) In the event that the parties are not able jointly to select a sole arbitrator within such 15-day period, the parties shall each appoint an arbitrator (who need not be disinterested as to the parties or the matter) within 30 days after delivery of the Demand. If one party appoints an arbitrator within such time period and the other party fails to appoint an

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arbitrator within such time period, the arbitrator appointed by the one party shall be the sole arbitrator of the matter.

                  (c) In the event that a sole arbitrator is not selected pursuant to paragraph (a) or (b) above and, instead, two arbitrators are selected pursuant to paragraph (b) above, the two arbitrators will, within 30 days after the appointment of the later of them to be appointed, select an additional arbitrator who shall act as the sole arbitrator of the dispute. After selection of such sole arbitrator, the initial arbitrators shall have no further role with respect to the dispute. In the event that the arbitrators so appointed do not, within 30 days after the appointment of the later of them to be appointed, agree on the selection of the sole arbitrator, any party involved in such dispute may apply to CPR to select the sole arbitrator, which selection shall be made by CPR within 30 days after such application. Any arbitrator selected pursuant to this paragraph (c) shall be disinterested with respect to any of the parties and the matter and shall be reasonably competent in the applicable subject matter of the Dispute.

                  (d) The sole arbitrator selected pursuant to paragraph (a),
(b) or (c) above will set a time for the hearing of the matter which will commence no later than 90 days after the date of appointment of the sole arbitrator pursuant to paragraph (a), (b) or (c) above and which hearing will be no longer than 30 days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrator will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.

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                  (e) The place of any arbitration hereunder will be Denver,
Colorado, unless otherwise agreed by the parties.

         Section 4.03. HEARINGS. Within the time period specified in Section 4.02(d) of Article IV of this Agreement, the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both parties. If the arbitrator deems it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the Dispute. The arbitrator may, in his or her discretion, set time and other limits on the presentation of each party's case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrator, in his or her discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then prevailing (except that the fee schedule of CPR will not apply). Except as expressly set forth in Section 4.06 of Article IV of this Agreement, the decision of the arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

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         Section 4.04. DISCOVERY AND CERTAIN OTHER MATTERS. (a) Any party may request limited document production from the other party of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery (under which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in
Section 4.03 of Article IV of this Agreement to be adjourned except upon consent of both parties or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall only be permitted upon an extraordinary showing that such discovery is essential to a party to the proceeding or upon consent of the parties involved in the applicable Dispute. Disputes concerning the scope of discovery (including document production and enforcement of the document production requests) will be determined by written agreement of the parties or, failing such agreement, will be referred to the arbitrator for resolution. All discovery requests will be subject to the parties' rights to claim any applicable privilege. The arbitrator will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel discovery.

                  (b) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions

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of the Transaction Documents, including this Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of any of the Transaction Documents, including this Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of, and to fashion appropriate remedies for breaches of, the Transaction Documents including this Agreement (including interim or permanent injunctive relief); provided that the arbitrator shall not have: (i) any authority in excess of the authority a court having jurisdiction over the parties and the Dispute would have absent these arbitration provisions; or, (ii) any right or power to award punitive, treble or consequential damages. It is the intention of the parties that in rendering a decision the arbitrator give effect to the applicable provisions of the Transaction Documents including this Agreement, and the laws of the State of Ohio without regard to the principles of conflicts of law thereof (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

                  (c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

                  (d) Arbitration costs will be borne equally by each party, except that each party will be responsible for its own attorney's fees and its other costs and expenses, including the costs of witnesses selected by such party and all internal costs.

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         Section 4.05. CERTAIN ADDITIONAL MATTERS. (a) Any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law (including awards with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

                  (b) Prior to the time at which an arbitrator is appointed pursuant to Section 4.02 of Section IV of this Agreement, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrator.

                  (c) In the event that at any time the sole arbitrator shall fail to serve as an arbitrator for any reason, the parties shall select a new arbitrator who shall be disinterested as to the parties and the matter in accordance with the procedures set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the replacement arbitrator.

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         Section 4.06. LIMITED COURT ACTIONS. (a) Notwithstanding anything herein to the contrary, in the event that any party reasonably determines the amount in controversy in any Dispute (or series of related Disputes) is, or is reasonably likely to be, in excess of $100 million and if such party desires to commence a lawsuit in lieu of complying with the arbitration provisions of this
Article IV, such party shall so state in its Demand or by notice given to the other parties within 20 days after receipt of a Demand with respect thereto. If the other party to the arbitration does not agree that the amount in controversy in such Dispute (or series of related Disputes) is, or is reasonably likely to be, in excess of $100 million, the arbitrator selected pursuant to Section 4.02 hereof shall decide whether the amount in controversy in such Dispute (or series of related Disputes) is, or is reasonably likely to be, in excess of $100 million. The arbitrator shall set a date that is no later than ten days after the date of his or her appointment for submissions by the parties with respect to such issue. There shall not be any discovery in connection with such issue. The arbitrator shall render his or her decision on such issue within five days of such date so set to the arbitrator. In the event that the arbitrator determines that the amount in controversy in such Dispute (or such series of related Disputes) is, or is reasonably likely to be, in excess of $100 million, the provisions of Sections 4.01, 4.02, 4.03, 4.04, and 4.05 of Article IV of this Agreement shall not apply, and on or before (but, except as expressly set forth in Section 4.06(b), not after) the tenth business day after the date of such decision, either party to the arbitration may elect, in lieu of arbitration, to commence a lawsuit with respect to such Dispute in any court of competent jurisdiction. If the arbitrator does not so determine, the provisions of this Article IV (including with respect to time periods) shall apply as if no determinations were sought or made pursuant to this Section 4.06(a).

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                  (b) In the event that an arbitration award in excess of $100 million is issued in any arbitration proceeding commenced hereunder, any party may, within 60 days after the date of such award, submit the Dispute giving rise thereto to a court of competent jurisdiction, regardless of whether such party or any other party sought to commence lawsuit in lieu of proceeding with arbitration in accordance with Section 4.06(a) of Article IV of this Agreement. In such event, the applicable court may elect to rely on the record developed in the arbitration or, if it determines that it would be advisable in connection with the matter, allow the parties to seek additional discovery or to present additional evidence. Each party shall be entitled to present arguments to the court with respect to whether any such additional discovery or evidence shall be permitted and with respect to all other matters relating to the Dispute.

                  (c) No party shall raise as a defense the statute of limitations if the applicable Demand was delivered on or prior to the Applicable Deadline and, if applicable, if the matter is submitted to a court of competent jurisdiction within the 60-day period specified in Section 4.06(b) of Article IV of this Agreement.

         Section 4.07. CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under the Transaction Documents during the course of arbitration pursuant to the provisions of this Article IV with respect to all matters not subject to such Dispute.

                                    ARTICLE V

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                                  MISCELLANEOUS

         Section 5.01. COMPLETE AGREEMENT; CONSTRUCTION. This Agreement and the Transaction Documents and other agreements and documents referred to therein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         Section 5.02. SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         Section 5.03. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the principles of conflicts of law thereof.

         Section 5.04. NOTICE. All notices and other communications required or permitted to be given or made under this Agreement shall, unless otherwise provided herein, be in writing and shall be deemed to have been given: (i) on the date of personal delivery; or, (ii) provided such notice or communication is actually received by the party to which it is addressed in the ordinary course of delivery, on the date of (A) deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, (B) transmission by telegram, cable, telex or facsimile transmission, or (C) delivery to a nationally-recognized overnight courier service, in each case addressed as set forth below, or to such other person, entity or address as either party shall designate by notice to the other in accordance herewith:


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                           To GenCorp:  ____________________________

                                        ____________________________

                                        ____________________________

                                        Attention:  General Counsel



                           To OMNOVA:   ____________________________

                                        ____________________________

                                        ____________________________

                                        Attention:  General Counsel

         Section 5.05. WAIVER. No waiver by any party of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether similar, not will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         Section 5.06. ASSIGNMENT. Neither party may assign, by operation of law, merger or otherwise, license, sublicense or otherwise transfer any or all of its rights or obligations under this Agreement to any other person or entity without obtaining the prior written consent of the other party.

         Section 5.07. AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

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         Section 5.08. SUCCESSORS AND ASSIGNS. This Agreement and all of the
provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         Section 5.09. SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth herein or arising hereunder to be performed by any Subsidiary of such party on and after the Distribution Date.

         Section 5.10. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Group members and shall not be deemed to confer upon third parties any remedy, claim, right or reimbursement or other right.

         Section 5.11. TITLES AND HEADINGS. Titles and headings to articles and sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         Section 5.12. CONFIDENTIALITY. Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of any escalation, mediation or arbitration in confidence in accordance with the requirements of the Transaction Documents, except as may be required in


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order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

         Section 5.13. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                  GENCORP INC.

                                  By: ____________________________
                                      Title:


                                  OMNOVA SOLUTIONS INC.



                                  By: ____________________________
                                      Title